Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

BETWEEN

RICHARD F. SMITH

AND

EQUIFAX INC.

EMPLOYMENT AGREEMENT

1. Effective Date		1

2. Employment and Directorship		1

(a)	Employment	1

(b)	Directorship	1

3. Employment Period		1

4. Extent of Service		2

5. Compensation and Benefits		2

(a)	Base Salary	2

(b)	Incentive, Savings and Retirement Plans	2

(c)	Welfare Benefit Plans	3

(d)	Expenses	4

(e)	Fringe Benefits	4

(f)	Vacation	4

(g)	Stock Ownership Guidelines	4

(h)	409A Compliance	5

(i)	Reimbursements	5

(j)	Gross-Up Payments	5

6. Communication of Executive’s Employment		5

7. Termination of Employment		5

(a)	Death or Retirement	5

(b)	Disability	5

(c)	Termination by the Company	6

(d)	Termination by Executive	6

(e)	Notice of Termination	7

(f)	Date of Termination	8

8. Obligations of the Company upon Termination		8

(a)	Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	8

(b)	Death, Disability or Retirement	10

(c) Cause or Voluntary Termination without Good Reason	10

(d) Expiration of Employment Period	10

(e) Resignations	10

(f) Specified Employee	10

9. Termination in Connection with a Change in Control	11

(a) Benefits Upon Certain Terminations Following a Change in Control	11

(b) Disability Following Change in Control	13

(c) Definitions	13

10. Non-exclusivity of Rights	18

11. Full Settlement; No Obligation to Mitigate	18

12. Certain Additional Payment by the Company	18

13. Representations and Warranties	19

14. Restrictions on Conduct of Executive	19

(a) General	19

(b) Definitions	19

(c) Restrictive Covenants	21

(d) Enforcement of Restrictive Covenants	24

15. Mediation and Arbitration	25

16. Assignment and Successors	25

17. Miscellaneous	26

ii

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 23rd day of September, 2008 by and between Equifax Inc., a Georgia corporation (the “Company”), and Richard F. Smith (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to continue the employment of Executive as the Chairman and Chief Executive Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement.  Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

This Agreement is intended to replace and supersede (except to the extent there are any unfulfilled obligations or performance requirements by the Company) in all respects the Employment Agreement between the parties dated as of August 22, 2005, and the Change in Control Letter between the parties dated September 28, 2005.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Effective Date.  The effective date of this Agreement (the “Effective Date”) shall be September 19, 2008.

2.          Employment and Directorship.

(a)  Employment.  Executive is hereby employed on the Effective Date as the Chairman and Chief Executive Officer of the Company.  In his capacity as Chairman and Chief Executive Officer of the Company, Executive shall have the duties, responsibilities and authority commensurate with such positions as shall be assigned to him by the Board of Directors of the Company, which shall be consistent with the duties, responsibilities and authority of persons holding such positions in a public company engaged in similar lines of business to that engaged in by the Company and its subsidiaries from time to time.  In his capacity as Chairman and Chief Executive Officer of the Company, Executive will report directly to the Board of Directors.

(b)  Directorship.  The Company will cause Executive to be nominated to the Board of Directors of the Company and shall recommend to the shareholders of the Company Executive’s election to the Board.

3.          Employment Period.  Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a term beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”).  Twelve (12) months before the second anniversary of the Effective Date and twelve (12) months before each subsequent anniversary thereafter, the Employment

Period will be automatically extended for an additional one-year period unless either party gives prior written notice of nonrenewal.  In the event prior notice of nonrenewal is given, Executive’s employment shall terminate at the end of the remaining Employment Period then in effect.

4.          Extent of Service.  During the Employment Period, and excluding any periods of vacation, holiday, sick leave and Company-approved leave of absence to which Executive is entitled in accordance with Company policies, Executive agrees to devote substantially all of his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder.  Executive is encouraged to (i) devote reasonable time to charitable or community activities, (ii) serve on corporate, civic, educational or charitable boards or committees, subject to the Company’s standards of business conduct or other code of ethics, (iii) deliver lectures or fulfill speaking engagements from time to time on an infrequent basis, and/or (iv) manage personal business interests and investments, subject to the Company’s standards of business conduct or other code of ethics, and so long as such activities do not interfere in a material manner or on a routine basis with the performance of Executive’s responsibilities under this Agreement.

5.          Compensation and Benefits.

(a)        Base Salary.  During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $1,450,000 per year (“Base Salary”), less normal withholdings, payable in accordance with the Company’s payroll practices for its employees from time to time.  The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) of the Board of Directors of the Company shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year.  Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.  The annual review of Executive’s salary by the Compensation Committee will consider, among other things, Executive’s own performance, and the Company’s performance.

(b)       Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers serving on the Senior Leadership Team of the Company who are similarly situated with respect to plan eligibility and participation (“Peer Executives”), and on the same basis as such Peer Executives.  Without limiting the foregoing, the following shall apply:

(i)  Annual Bonus Opportunity. During the Employment Period, Executive will be entitled to participate in the Company’s executive bonus plan, pursuant to which he will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”).  Executive’s Target Bonus will equal 100% of his actual Base Salary earned in such year, with a maximum payout of 200% of actual Base Salary, based on performance criteria to be established by the Compensation Committee upon consultation with Executive.  The annual cash bonus shall be payable promptly following the availability to the Company of the required data to calculate the annual bonus for the year for which the annual bonus is earned (which data may in the Company’s discretion include audited financial statements), but no later than March 15 of the year following the year for which the annual bonus is earned, unless delay is required due to either (i) an administrative impracticability in making the payment, which was unforeseeable at the time the Executive’s right to receive the annual bonus arose, provided the impracticability is not due to an action or failure to act on the part of the Executive or a person under his control; or (ii) the fact that the payment of such annual Bonus would jeopardize the ability of the Company to continue as a going concern.  In such event, payment of the annual bonus shall be made as soon as administratively practicable or as soon as the payment would no longer jeopardize the Company’s ability to continue as a going concern, as applicable.

(ii)  Regular Equity Grants.  During the Employment Period, Executive will be eligible for grants, under the Company’s long-term incentive plan or plans, of long-term incentive awards having terms and determined in the same manner as awards to other Peer Executives, unless Executive consents to a different type of award or different terms of such award than are applicable to other Peer Executives. Nothing herein requires the Board of Directors to make grants of long-term incentive awards in any year.

(iii)       SERP.  During the Employment Period, Executive will be eligible to participate in the Supplemental Retirement Plan for Executives of Equifax Inc. (SERP), which provides a maximum annual life-time retirement benefit of 50% of base salary and bonus, based on years of service and reduced by benefits from the Company’s tax-qualified retirement plan.  Calculation of Executive’s SERP benefits shall include five year’s service credit for all purposes of the SERP.  Executive shall be immediately vested in his SERP benefit as of the Effective Date.

(c)        Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives.  Without limiting the foregoing, the following shall apply:

(i)  Diagnostic Health Care.  During the Employment Period, the Company will reimburse Executive up to $5,000 annually for physical examinations and other covered diagnostic health care services that are not otherwise covered by the Company’s medical plan.

(ii)  Life Insurance.  During the Employment Period, the Company will provide life insurance in the amount of up to $10,000,000.  Three million dollars of life insurance will be provided without medical evidence of insurability, and the balance will be provided upon provision of evidence of Executive’s insurability required by the Company’s life insurance provider.

(iii)  Gross-Up Policy. To the extent that the Company has a policy for grossing up any such benefits for tax purposes, the gross up will be made consistent with the Company’s methodologies and procedures as in effect from time to time.

(d)       Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel, entertainment and other business expenses.

(e)        Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives.  Without limiting the foregoing, the following shall apply:

(i)  Financial Planning and Tax Preparation Services.  During the Employment Period, the Company will reimburse Executive up to $50,000 annually incurred in financial planning and tax preparation services to be provided by Deloitte & Touche LLP or other service provider of Executive’s choosing.

(ii)  Club Memberships.  During the Employment Period, Executive will be permitted to use the Company’s membership at East Lake Golf Club and the Company shall reimburse Executive for any costs or fees associated with any business use.  The Company shall reimburse Executive for initiation fees and dues at one other social or golf club of Executive’s choosing in the Atlanta area.

(iii)  Gross-Up Policy.  To the extent that the Company has a policy for grossing up any such fringe benefits for tax purposes, the gross up will be made consistent with the Company’s methodologies and procedures as in effect from time to time.

(f)        Vacation.  During the Employment Period, Executive will be entitled to five weeks paid vacation time per year.

(g)       Stock Ownership Guidelines Executive acknowledges and agrees to comply with the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.  As of the Effective Date, such guidelines require the Chief Executive Officer to achieve, within four years of assuming the CEO position, a level of ownership equal to six times annual base salary in outright ownership or, alternatively, ten times base salary in outright ownership plus vested and unexercised stock options.

(h)       409A Compliance.  To the extent Executive is subject to any additional taxes, interest and/or penalties under Code Section 409A for any benefits or payments under any Equifax Inc. nonqualified deferred compensation plan or arrangement, the Company shall provide a gross-up payment to Executive in order to place him in the same after-tax position he would have been had no additional taxes, interests or penalties become due and payable under Code Section 409A.

(i)         Reimbursements.  All eligible expenses reimbursed under this Section 5 must be incurred by the Executive during the Employment Period and all reimbursements shall be paid promptly after submission by the Executive of such expenses to the Company, but, for purposes of Code Section 409A, in all events shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).  For purposes of Code Section 409A, the amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

(j)         Gross-Up Payments.  Any gross-up payment to which Executive is entitled to pursuant to this Section 5 shall be paid by the Company to the Executive or the applicable taxing authorities on or before the date in which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the related taxes (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).

6.          Communication of Executive’s Employment.  Executive and the Company shall mutually agree upon any communication to the public (through SEC filings, press releases or otherwise), or to Executive’s former employer, concerning Executive’s employment with the Company or departure from his former employer.

7.          Termination of Employment.

(a)        Death or Retirement.  Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period.  For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 55 with at least five years of service.

(b)       Disability.  The Company may terminate Executive’s employment for “Disability.”  For purposes of this Agreement, termination by the Company of Executive’s employment for “Disability” means termination following and because of Executive’s failure to perform his duties as an employee for a period of at least one hundred eighty (180) consecutive calendar days as a result of total and permanent incapacity due to physical or mental illness or injury.  Executive’s incapacity must be certified by a licensed medical doctor selected by Executive.  If the Company disagrees with the certification of Executive’s incapacity, it may appoint another medical doctor to certify his or her opinion as to Executive’s incapacity, and if that doctor does not certify as to Executive’s incapacity, then the two doctors will appoint a third medical doctor to certify their opinions as to Executive’s incapacity, and the decision of a majority of the three doctors will prevail.  The Company will bear the costs of the doctors’ opinions. Failing such independent certification, Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

(c)        Termination by the Company.  The Company may terminate Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement (other than Section 9), “Cause” shall mean:

(i)    the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), or

(ii)   Executive’s intentional violation of the Company’s Code of Ethics or Insider Trading Policy; or

(iii)  the commission by Executive, or a plea of guilty or nolo contendere by Executive, to a felony or crime involving moral turpitude.

The cessation of employment of Executive shall not be deemed to be for Cause under clause (i) above unless and until (a) there shall have been delivered to Executive a copy of a resolution adopted by the Compensation Committee of the Board specifying the manner in which such Committee considers that Executive has not substantially performed his duties, (b) Executive shall have been given 90 days to cure such breach, and (c) at the end of such 90-day cure period the Committee finds that Executive still is not substantially performing his duties.  Such finding shall be effective to terminate Executive’s employment for Cause only if Executive was provided reasonable notice of the proposed action and was given an opportunity to be heard by the Committee.

(d)       Termination by Executive.  Executive’s employment may be terminated by Executive for Good Reason or no reason.  For purposes of this Agreement (other than Section 9), unless written consent of Executive is obtained, “Good Reason” shall mean:

(i)  Executive’s demotion from the position of Chief Executive Officer of the Company, or a material diminution in his authority, duties or responsibilities in such position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)   a reduction by the Company in Executive’s Base Salary or Target Bonus or maximum bonus opportunity, as in effect on the Effective Date, as the same may be increased from time to time; or

(iii)  the Company’s requiring Executive to be based more than thirty-five (35) miles from the Company’s principal executive offices in Atlanta, Georgia; or

(iv)  any failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

(v)   the material breach by the Company of any other material provision of this Agreement.

Good Reason shall not include Executive’s death or Disability; provided that Executive’s mental or physical incapacity following the occurrence of an event described in clause (i) — (v) above shall not affect Executive’s ability to terminate for Good Reason.  In the event that “Cause” for Executive’s termination exists under this Agreement and the Company acts to terminate Executive’s employment for Cause, Executive shall not be entitled to exercise a termination for Good Reason or to receive payments or benefits pursuant to Section 8 of this Agreement for termination for Good Reason.  Except as provided in Section 8(a), Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  Any claim of “Good Reason” under this Agreement shall be communicated by Executive to the Company in writing within 30 days of his knowledge of its occurrence, which writing shall specifically identify the factual details concerning all events giving rise to Executive’s claim of Good Reason under this Section 7(d).  General description of unspecified events shall not constitute proper notice of Good Reason or termination for Good Reason.  The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice of Good Reason given by Executive.

(e)        Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date, within the parameters of Section 7(f).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f)        Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of the Board’s final determination that Cause exists, as provided in Section 7(c), or a date within 30 days thereafter, as specified in the Notice of Termination, (ii) if Executive’s employment is terminated by Executive for Good Reason, the date of the expiration of the 30-day cure period unless cure shall have been effected by the Company during such period, or any date between 30 and 60 days after receipt of the Notice of Termination, as specified in such notice, (iii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination or a date within 90 days after receipt of the Notice of Termination, as specified in such notice, (iv) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be, and (v) if Executive’s employment is terminated by Executive without Good Reason, the Date of Termination shall be 30 days following the Company’s receipt of the Notice of Termination, unless the Company specifies an earlier Date of Termination.

8.          Obligations of the Company upon Termination.

(a)        Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability.  If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason during the 60-day period following the occurrence of the event giving rise to Good Reason, then, and with respect to the payments and benefits described in clauses (i)(B) and (ii) below, only if Executive executes, returns, and does not revoke a Release in substantially the form of Exhibit A hereto (the “Release”) within 60 days after the Date of Termination and complies fully with the Release and with all provisions of Section 14 of this Employment Agreement below, including maintaining compliance for any time period specified therein:

(i)         the Company shall provide to Executive in a single lump sum cash payment within 60 days after the Executive incurs a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) or, if later, the date that such payment can be made without triggering an excise tax under Section 409A of the Code, the aggregate of the following amounts:

A.           the sum of the following amounts, to the extent not previously paid to Executive (the “Accrued Obligations”): (1) Executive’s Base Salary through the Date of Termination, (2) a payment for the year in which the Date of Termination occurs, computed as the product of (x) Executive’s highest annual Bonus earned under the Company’s executive bonus plan with respect to the three (3) calendar years immediately preceding the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) any accrued pay in lieu of unused vacation, and (4) unless Executive has designated a later payout date in connection with the terms of a deferral plan or agreement or unless any later payout date is required by applicable law, including without limitation Section 409A of the Code, any vested compensation previously deferred by Executive (together with any amount equivalent to accrued interest or earnings thereon); and

B.            a severance payment (the “Severance Payment”) equal to the product of (1) 12 (or if the Date of Termination occurs prior to the second anniversary of the Effective Date, the number of full months remaining in the Employment Period after the Date of Termination) (the “Severance Factor”), times (2) one twelfth of the sum of Executive’s Base Salary and highest annual Bonus earned under the Company’s executive bonus plan with respect to the three (3) calendar years immediately preceding the year in which the Date of Termination occurs; and

(ii)        the Company shall continue to provide after Executive’s Date of Termination, for a number of months equal to the Severance Factor (the “Welfare Benefits Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or, at the Company’s option, shall reimburse Executive for premiums he actually incurs in continuing such group health benefits pursuant to COBRA; provided, however, that if Executive becomes employed with another employer (including self-employment) and becomes eligible to receive group health benefits under another employer provided plan, the Company’s obligation to provide group health benefits, or to reimburse COBRA group health insurance continuation premiums, as described herein shall cease, except as otherwise provided by law and provided, further, that the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA.  All premiums reimbursed under this Section 8(a)(ii) shall be paid promptly after submission by the Executive to the Company, but, for purposes of Code Section 409A, in all events shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).  For purposes of Code Section 409A, the amount of premiums for reimbursement during the Executive’s taxable year may not affect the premiums for reimbursement in any other taxable year; and

(iii)       to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive, without duplication of the amounts otherwise payable under this Agreement, any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice of the Company to the extent provided to Peer Executives prior to the Date of Termination (such other amounts and benefits, without duplication, shall be hereinafter referred to as the “Other Benefits”).

(b)       Death, Disability or Retirement.  If Executive’s employment is terminated by reason of his death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his estate, beneficiaries or legal representatives, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within 30 days of the Date of Termination or, if later, the date that such payment can be made without triggering an excise tax under Section 409A of the Code.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive or his estate, beneficiaries or legal representatives, as applicable, shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, Disability or retirement benefits, if any, as are applicable to Executive or his family on the Date of Termination.

(c)        Cause or Voluntary Termination without Good Reason.  If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits.

(d)       Expiration of Employment Period.  Upon the expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than the timely payment or provision of Other Benefits.  With respect to the provision of Other Benefits, if Executive remains employed by the Company following such expiration date, he shall be entitled to participate in any general severance policy of the Company that covers Peer Executives; provided, however, that the severance provided to Executive under such policy shall not be less than one times Executive’s Base Salary and Target Bonus as in effect on the date of his termination of employment, payable in a lump sum, and such payment shall be conditioned on Executive’s signing a release substantially in the form of Exhibit A to this Agreement rather than the standard form of release under such severance policy.

(e)        Resignations.  Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board of Directors of the Company and resignation as an officer of the Company, its subsidiaries and affiliates.

(f)        Specified Employee.  Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any severance payments under this Agreement, including but not limited to any payments that may be due under Section 9, that are otherwise payable to the Executive within the first six (6) months following the Executive’s separation from service, shall be delayed and paid as soon as practicable following the end of the six-month period following the Executive’s separation from service if, immediately prior to the Executive’s separation from service, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A) of the Company (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  During any period in which a payment to the Executive is delayed pursuant to the foregoing, the Executive shall be entitled to interest on the delayed payment at a per annum rate equal to the highest rate of interest applicable to six (6)-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, N.A., on the date of such separation from service.  Upon the expiration of the applicable six-month period, any payment which would have otherwise been made during that period (whether in a single sum or in installments) shall be paid to the Executive or the Executive’s beneficiary in one lump sum, including all accrued interest, on the first (1st) business day following the end of such six-month period.

9.         Termination in Connection with a Change in Control.  Notwithstanding Section 7 and 8 of this Agreement, if Executive’s employment is terminated during a Change in Control Period, the terms of this Section 9 relating to Executive’s termination of employment (including, without limitation, the definitions of “Cause” and “Good Reason” (as defined in this Section 9) for such termination) shall govern the determination of any benefits to be paid upon a Change in Control, but not those which might become otherwise payable under other Sections of this Agreement, and Executive will be entitled to the higher of the severance benefits payable pursuant to this Section 9 or under other Sections of this Agreement, without duplication.

(a)       Benefits Upon Certain Terminations Following a Change in Control.  If, within six (6) months prior to the Change in Control in connection with a Change in Control or within three (3) years after a Change in Control, the Company terminates the Executive’s employment other than for Cause (as defined in this Section 9), Disability, or death, or the Executive terminates his employment for Good Reason (as defined in this Section 9), then, subject to the Executive executing, returning, and not revoking the Release within 60 days after the Date of Termination and complying fully with the Release and with all provisions of Section 14 of this Agreement below, including maintaining compliance for any time period specified therein:

(i)         Compensation through Date of Termination.  The Company will pay the Executive the sum of the following amounts, to the extent not previously paid to the Executive:  (A) the Executive’s Base Salary through the Date of Termination, (B) with respect to any year then completed, any unpaid amount accrued to the Executive pursuant to any incentive compensation plans maintained by the Company (the “Incentive Plan”), and (C) with respect to any year then partially completed, a pro rata portion (prorated for the number of days through the Date of Termination) of the Executive’s highest annual bonus earned under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which the Executive’s Date of Termination occurs;

(ii)        Additional Severance and Additional Retirement Benefit.  The Company will pay to the Executive within 60 days after the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)

or, if later, the date that such payment can be made without triggering an excise tax under Section 409A of the Code:

(A)       a lump sum amount equal to three (3) times the sum of (I) the Executive’s Base Salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination plus (II) the highest annual bonus earned under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which the Executive’s Date of Termination occurs; and

(B)        If the Executive is a participant in the Equifax Inc. Pension Plan (the “Retirement Plan”), a lump sum retirement benefit, in addition to the benefits to which the Executive is or would be entitled under the Retirement Plan, that is the actuarial equivalent of the Executive’s benefits calculated pursuant to the terms of the Retirement Plan as in effect on the Effective Date (the “Existing Retirement Plan”) with the following adjustments: (I) regardless of the Executive’s Years of Vesting Service under the Retirement Plan, the Executive will be treated as if he were 100% vested under the Retirement Plan; (II) the number of Years of Benefit Service used will be the actual number of Years of Benefit Service accumulated under the terms of the Existing Retirement Plan as of the Date of Termination plus an additional number of Years of Benefit Service (up to a maximum of five (5) additional years) equal to the number of additional Years of Benefit Service that the Executive would have earned if he had remained an employee of the Company until attainment of age sixty-two (62); (III) the Final Average Earnings (for purposes of applying the benefit formula under the Retirement Plan) will be determined using (a) the highest monthly rate of Base Salary in effect during the twelve (12) months immediately preceding the Date of Termination, plus (b) the highest annual bonus earned under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which the Executive’s Date of Termination occurs, (regardless of the earnings limitations under the Retirement Plan or governmental regulations applicable to those plans); and (IV) the monthly retirement benefit so calculated will be reduced by an amount equal to the monthly retirement benefit payable to the Executive under the Retirement Plan in effect on the Executive’s Date of Termination. All capitalized terms used in this subparagraph, unless otherwise defined, will have the same meanings as those terms are defined in the Retirement Plan. The actuarial equivalent will be calculated based on the assumptions contained in the Retirement Plan on the Effective Date; provided that the assumptions on which the actuarial equivalent will be calculated will be no less favorable to the Executive than those assumptions contained in the Retirement Plan on the date of the Change in Control.

(iii)       Continued Benefits and Benefit Plans.

(A)      Unless the Executive’s employment is terminated for Cause, the Company will maintain in full force and effect, for the Executive’s continued benefit for three (3) years after his Date of Termination, the group health, dental, vision, life insurance, disability and similar coverages in which he is entitled to participate immediately prior to the Date of Termination at the same level as for active employees and in the same manner as if the Executive’s employment had not terminated. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for that period on the same terms, to the extent permitted by the applicable policies or contracts. The Executive will be responsible for paying any costs he was paying for those coverages at the time of termination by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this subparagraph 9(a)(iii)(A) or the laws applicable to any such plan do not permit the Executive’s continued participation, then the Company will arrange for other coverages satisfactory to the Executive at the Company’s expense that provide substantially similar benefits to the benefits provided as of the Date of Termination, or the Company will pay the Executive a lump sum amount equal to the costs the Executive would have to pay to obtain those coverage(s) for the three-year period, with such lump sum amount paid in accordance with the timing rules set forth in subparagraph 9(a)(ii).

(B)        If the Executive has satisfied the requirements for receiving the Company’s retiree medical coverage on his Date of Termination or will satisfy those requirements prior to the last day of the three-year benefit continuation period provided in subparagraph 9(a)(iii)(A) above, the Executive (and his dependents) will be covered by, and receive benefits under, the Company’s retiree medical coverage program for other Peer Executives. The Executive’s retiree medical coverage will commence on the date his health care coverage terminates under subparagraph 9(a)(iii)(A), and will continue for the life of the Executive (i.e., the coverage will be vested and may not be terminated), subject only to those changes in the level of coverage that apply to other Peer Executives generally.

(C)        In accordance with the timing set forth in subparagraph 9(a)(ii), the Company will pay the Executive a lump sum amount equal to the additional amounts the Company would have been required to contribute on behalf of the Executive, assuming the Executive continued to be eligible to participate in the Company’s 401(k) Retirement and Savings Plan (the “401(k) Plan”) for the three-year period after his Date of Termination and the Executive made contributions to the 401(k) Plan at the maximum permissible level (based upon the terms of the 401(k) Plan as in effect on the Date of Termination).

(b)       Disability Following Change in Control.  In the case of the Executive’s termination of employment by the Company for Disability following a Change in Control, the Executive will continue to receive his Base Salary at the rate in effect and participation in incentives under terms of the Company’s incentive plans payable during the one hundred eighty (180) day qualification period until termination of the Executive’s employment for Disability. After that termination, the Executive’s benefits will be determined in accordance with the Company’s long-term disability plan then in effect and any of the Company’s other benefit plans and practices then in effect that apply to the Executive.  The Company will have no further obligation to Executive under this Section 9.

(c)       Definitions.  For purposes of this Section 9, the following terms shall have the meanings assigned to them below:

(i)         “Cause” means (A) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman of the Compensation, Human Resources & Management Succession Committee of the Board of Directors, or successor thereto (referred to as the “Compensation Committee” herein) that specifically identifies the manner in which the Chairman believes that the Executive has not substantially performed his duties, or (B) the Executive’s willful engagement in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this subparagraph 9(c)(i), no act, or failure to act, on the Executive’s part will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the above, the Executive will not be deemed to have been terminated for Cause unless and until he has been given a copy of a Notice of Termination from the Chairman of the Compensation Committee of the Board of Directors, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Company, finding that in the good faith opinion of two-thirds of the Board of Directors, the Executive committed the conduct set forth above in clauses (A) or (B) of this subparagraph 9(c)(i), and specifying the particulars of that finding in detail.

(ii)        “Change in Control” means the occurrence of any of the following events during the Employment Period:

(A)     The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph 9(c)(ii)(A), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (I) directly from the Company that is approved by the Incumbent Board, (II) by the Company, (III) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (IV) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (I), (II) and (III) of subparagraph 9(c)(ii)(B);

(B)      The consummation of a Business Combination, unless, immediately following that Business Combination, (I) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting

Stock of the Company, (II) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (III) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination;

(C)      A sale or other disposition of all or substantially all of the assets of the Company;

(D)      Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (I), (II) and (III) of subparagraph 9(c)(ii)(B).

(E)      For purposes of this subparagraph 9(c)(ii), the following definitions will apply:

“Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

“Business Combination” means a reorganization, merger or consolidation of the Company.

“Eighty Percent (80%) Subsidiary” means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

“Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (I) members of the Company’s Board of Directors as of the Effective Date or (II) members who become members of the Company’s Board of Directors subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange

Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

(iii)       “Good Reason” means:

(A)       The assignment to the Executive of duties inconsistent with his position and status with the Company as they existed immediately prior to the Change in Control Date (as defined below), or a substantial change in the Executive’s title, offices or authority, or in the nature of his responsibilities, as they existed immediately prior to the Change in Control Date (or if the Executive receives a promotion or an increase in responsibilities or authority after the Change in Control Date, then a change with respect to the Executive’s enhanced position, status, responsibilities or authority), except in connection with the termination of the Executive’s employment for Cause or Disability or as a result of the Executive’s death or by the Executive other than for Good Reason;

(B)        A reduction by the Company in the Executive’s Base Salary, as may be increased from time to time, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by the Executive;

(C)        A material diminution of annual bonus opportunity under the Incentive Plan, as in effect immediately prior to the Change in Control Date (or similar incentive plan which, taken as a whole, provides substantially similar benefits), or a failure by the Company to continue the Executive’s participation in the Incentive Plan on at least the basis of the Executive’s participation immediately prior to the Change in Control Date or to pay the Executive the amounts that he would be entitled to receive in accordance with the Incentive Plan, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by the Executive;

(D)        The Company’s requiring the Executive to be based more than thirty-five (35) miles from the location where the Executive is based immediately prior to the Change in Control Date, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control Date, or if the Executive consents to that relocation, the failure by the Company to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive or to indemnify the Executive against any loss realized in the sale of the Executive’s principal residence in connection with that relocation;

(E)        The failure by the Company to continue in effect any retirement or compensation plan, supplemental retirement plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or any other benefit plan in which the Executive is participating immediately prior to the Change in Control Date (or provide plans providing the Executive with substantially similar benefits), the taking of any action by the Company that would adversely affect the Executive’s participation or materially reduce the Executive’s benefits under any of those plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control Date, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is then entitled in accordance with the Company’s normal vacation practices in effect immediately prior to the Change in Control Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by the Executive;

(F)        Any failure by the Company to obtain the assumption of this Agreement by any successor, as required in Section 16(c); or

(G)        Any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 9(d) (and, if applicable, subparagraph 9(c)(i)).

For purposes of this subparagraph 9(c)(iii), “Change in Control Date” means the date six months prior to the date of the Change in Control.

10.        Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein.  Amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

11.        Full Settlement; No Obligation to Mitigate.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

12.        Certain Additional Payments by the Company..  If any payments or benefits provided pursuant to this Agreement or any other payments or benefits provided to Executive by the Company are subject to an excise tax on an “excess parachute payment”

under Section 4999 of the Code, or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which Executive may be subject, the Company will provide a gross-up payment to Executive in order to place him in the same after-tax position he would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of that other revenue system.  Any gross-up payment to which Executive is entitled as a result of the applicability of an excise tax under Code Section 4999 or any successor provision of the Code, or as a result of any excise or penalty tax under any similar provision of any other revenue system to which Executive may be subject, will be determined in accordance with a “Policy with Respect to Tax Gross-up Payments” adopted, or which will be adopted, by the Board of Directors (or a Committee of the Board), and once that policy is adopted, no amendment of that policy that adversely affects Executive will be effective with respect to Executive’s rights under this Agreement without Executive’s written consent.  Any gross-up payment to which Executive is entitled pursuant to this Section 12, shall be paid by the Company to the Executive or the applicable taxing authorities on or before the date in which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).

13.        Representations and Warranties.  Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

14.        Restrictions on Conduct of Executive.

(a)        General.  Executive and the Company understand and agree that the purpose of the provisions of this Section 14 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 14 in the form of the compensation and benefits provided for herein.  Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 14 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Executive’s services under this Agreement require unique expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to solicit customers during the Restricted Period; (C) that due to Executive’s unique experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that Executive is capable of competing with the Company; and (E) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, Executive shall be subject to the restrictions set forth in this Section 14.

(b)       Definitions.  The following capitalized terms used in this Section 14 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in the capacity of a senior executive officer in which Executive has duties for such Competitor that involve Competitive Services and that are the same or similar to those services actually performed by Executive for the Company.

“Competitive Services” means the business of automated credit risk management and financial technologies for the internet and traditional lending environments.

“Competitor” means any of the following companies: Acxiom Corporation, CBC Companies, CSC Credit Services, The Dun & Bradstreet Corporation, Experian Inc., Fair Issac Corporation, Nexis-Lexis and Trans Union Corporation, each of which is engaged, wholly or in part, in Competitive Services within the Restricted Territory.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

“Restricted Period” means the Employment Period plus one year after the Date of Termination.

“Restricted Territory” means the United States of America.

“Restrictive Covenants” means the restrictive covenants contained in Section 14(c) hereof.

“Third Party Information” means confidential or proprietary information subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its affiliates.

(c)        Restrictive Covenants.

(i)         Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, during the Employment Period and for a period of two years after the Date of Termination, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, during the Employment Period and for a period of two years after the Date of Termination, use or make use of any Confidential Information in connection with any business activity other than that of the Company.  Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company throughout the term of this Agreement and for the period during which the information remains a Trade Secret under applicable law.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

Executive acknowledges that any and all Confidential Information is the exclusive property of the Company and agrees to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

(ii)        Nonsolicitation of Protected Employees.  Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to

Executive’s own use.  Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

(iii)       Restriction on Relationships with Protected Customers.  Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the 12 months immediately preceding the Date of Termination; and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.  For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

(iv)      Noncompetition with the Company.  In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly obtain, serve in or operate in a Competitive Position with a Competitor where his duties involve operations of such Competitor within the Restricted Territory.  Executive acknowledges that in the performance of his duties for the Company he is charged with operating on the Company’s behalf throughout the Restricted Territory and he hereby acknowledges, therefore, that the Restricted Territory is reasonable.

(v)       Ownership of Work Product.  Executive acknowledges that the Work Product belongs to the Company or its affiliates and Executive hereby assigns, and agrees to assign, all of the Work Product to the Company or its affiliates.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or such affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(vi)      Third Party Information.  Executive understands that the Company and its affiliates will receive Third Party Information.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 14(c)(i) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.

(vii)     Use of Information of Prior Employers.  During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to by in writing the former employer or person.  Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or its affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(d)       Enforcement of Restrictive Covenants.

(i)         Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)        Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)       Reformation.  The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

15.        Mediation and Arbitration.  The parties shall endeavor to resolve any claim or dispute arising under or relating to this Agreement, or the breach, termination or validity of any term of this Agreement, by mediation under the International Institute for Conflict Prevention & Resolution (CPR) Mediation Procedure then currently in effect; provided, however, that the Company shall retain the right at any time to seek equitable remedies, as provided in Section 14(d), for breaches or threatened breaches of the Restrictive Covenants.  Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals.  The place of mediation shall be Atlanta, Georgia.  Any controversy or claim arising out of or relating to this Agreement, including the breach, termination or validity thereof, which remains unresolved 45 days after the appointment of a mediator, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole; provided, however, that if one party fails to participate in the mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Atlanta, Georgia.

16.        Assignment and Successors.

(a)        This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company will require any Surviving Entity resulting from a Reorganization, Sale or Acquisition (if other than the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Reorganization, Sale or Acquisition had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and a legal successor to its business and/or a purchaser of all or substantially all of its assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.        Miscellaneous.

(a)        Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any tribunal of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)        Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it, except that this Section 17(c) shall not override the provision of Section 7(d)(i).

(d)       Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement.

(e)        Governing Law.  Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)        Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:       Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Attention: Chief Legal Officer

To Executive:              At the current address that the Company has on file for the Executive.

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)       Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)       Construction.  Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i)         Withholding.  The Company or its subsidiaries, if applicable, shall be entitled to deduct or withhold from any amounts owing from the Company or any such affiliate to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates.  In the event the Company or its affiliates do not make such deductions or withholdings, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes.

(j)         Legal Fees.

(i)         The Company shall reimburse Executive’s reasonable legal fees and expenses incurred in negotiating and documenting this Agreement and any other related documents or matters. All such reimbursements shall be paid promptly after submission by the Executive of such expenses to the Company, but, for purposes of Code Section 409A, in all events shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).  For purposes of Code Section 409A, the amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

(ii)        In the event of any dispute between Executive and the Company following a Change in Control (as defined in the Section 9), the Company shall reimburse

Executive for attorney’s fees and expenses reasonably incurred by Executive in such dispute. Notwithstanding the foregoing, in the event that the Company pays Executive’s legal fees and expenses relating to a dispute hereunder and an arbitrator or a court later determines that Executive’s positions with respect to such dispute were advanced in bad faith, Executive shall promptly repay such legal fees and expenses to the Company.  All such reimbursements shall be paid promptly after submission by the Executive of such expenses to the Company, but, for purposes of Code Section 409A, in all events shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).  For purposes of Code Section 409A, the amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

(iii)       In the event of any dispute between Executive and the Company, the Company shall reimburse Executive for attorney’s fees and expenses reasonably incurred by Executive in such dispute in connection with those issues upon which Executive is determined by an arbitrator or a court to have prevailed upon the merits.  All reimbursements by the Company pursuant to this Section (j)(iii) shall be paid to the Executive promptly after the settlement, final judgment or award on the claim, but, for purposes of Code Section 409A and in accordance with Treasury Regulations Section 1.409A-3(g), no later than the end of the first taxable year of the Executive in which the Executive and the Company enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision (however, this provision by no means diminishes the Executive’s right to be paid promptly).

(k)        Indemnification.  After the Executive’s Date of Termination, the Company will indemnify and hold Executive harmless from and against any claim relating to Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive served at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and Bylaws (the “Governing Documents”), provided that under no circumstances will the protection afforded to Executive under this paragraph be less than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law.  Executive will continue to receive the benefits of, and be covered by, any policy of directors and officers liability insurance maintained by the Company for the benefit of its directors, officers and employees.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

EQUIFAX INC.

By:
L. Phillip Humann, Chairman,
Compensation, Human Resources &
Management Succession Committee of
the Board of Directors

EXECUTIVE:

Richard F. Smith

EXHIBIT A

Form of Release

THIS RELEASE (“Release”) is granted effective as of the          day of                   ,         , by Richard F. Smith (“Executive”) in favor of Equifax Inc. (the “Company”).  This is the Release referred to in that certain Employment Agreement effective as of September 19, 2005 by and between the Company and Executive (the “Employment Agreement”), with respect to which this Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided by Section 8 of the Employment Agreement and the Company’s other promises and covenants as recited in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release (“Release”) is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive’s employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Employment Agreement, (ii) any rights to indemnification that may exist from time to time under any Indemnification Agreement between Executive and the Company, or the Company’s articles of incorporation or bylaws, or Georgia law, or (iii) Executive’s ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive (collectively, the “Excluded Claims”).

Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to him he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive.  Executive further understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

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Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive.  Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one (21) days to consider this Release prior to its execution.  Executive also understands that he may revoke this Release at any time within seven (7) days following its execution.  Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

Executive acknowledges that the terms of this Release must be kept confidential.  Accordingly, Executive agrees not to disclose or publish to any person or entity the terms and conditions or sums being paid in connection with this Release, except as required by law, as necessary to prepare tax returns, or as necessary to enforce the Excluded Claims.

It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

Executive agrees and covenants that he will not make any derogatory or disparaging statements about or relating to the Company, its business practices, its products, its services or its employment practices and that he will not engage in any harassing conduct directed at Company.  For purposes of this provision, “Company” means and includes the Company and its officers, directors, agents, representatives and employees.  Nothing in this provision is intended to prohibit Executive from testifying truthfully in any judicial or quasi-judicial proceeding.

This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims.  Executive further acknowledges that he has had a full and reasonable opportunity to consider this Release and that he has not been pressured or in any way coerced into executing this Release.

Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release.  Furthermore, with the exception of an action to challenge his waiver of

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claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this          day of                         , 20      .

Richard F. Smith

Sworn to and subscribed before me this            day of                             , 20      .

Notary Public

My Commission Expires:

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